Exhibit B-19

AMENDED AND RESTATED

OPERATING AGREEMENT

EAST BRUNSWICK STUART LLC

July 30, 2009

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14.2	Applicable Law	9
14.3	Construction	9
14.4	Headings	9
14.5	Waivers	9
14.6	Rights and Remedies Cumulative	9
14.7	Severability	9
14 8	Successors and Assigns	9
14.9	Creditors	9

ii

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EAST BRUNSWICK STUART LLC

This Amended and Restated Operating Agreement, dated July 30, 2009, is entered into by Pathmark Stores, Inc., a Delaware corporation, as the sole member (the “Member”) of East Brunswick Stuart LLC, a Delaware limited liability company (the “Company”).

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

(a) “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

(b) “Affiliate” means, with respect to any Person, any other Person, other than an individual, that is directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” (and its correlative meanings) as used with respect to any Person means (i) the power of another Person to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of such Person or (ii) the power to direct or cause the direction, directly or indirectly, of the management and policies of such Person.

(c) “Agreement” means this Amended and Restated Operating Agreement as originally executed and as amended from time to time.

(d) “Board of Managers” means the Person or Persons appointed as managers in accordance with Article V.

(e) “Capital Contribution” means any contribution to the capital of the Company in cash or property by the Member whenever made.

(f) “Certificate” means the Certificate of Formation of the Company as filed by the organizer of the Company with the Secretary of State of Delaware, as the same may be amended from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(h) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such reserves as the Board of Managers deems necessary for the proper operation of the Company’s business.

(i) “Entity” means any general partnership, limited partnership, corporation, limited liability company, joint venture or association.

(j) “Fiscal Year” means the Company’s fiscal year as described in Article X.

(k) “Net Losses” means, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year, plus any expenditures described in Section 705(a)(2)(B) of the Code.

(l) “Net Profits” means, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year, plus any income described in Section 705(a)(1)(B) of the Code.

(m) “Person” means any individual or Entity, and their heirs, executors, administrators, legal representatives, successors and assigns where the context so permits.

(n) “Units” means the personal property ownership interests in the Company, as designated in accordance with Article VIII of this Agreement, including any and all benefits to which the holder of such personal property ownership interests may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement, including, but not limited to, the rights of the Member in the Distributable Cash, Net Profits, Net Losses and Capital Accounts of the Company with respect to the personal property ownership interests held by the Member.

ARTICLE II

FORMATION OF COMPANY

2.1 Formation. The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate to the Delaware Secretary of State in accordance with and pursuant to the Act.

2.2 Name. The name of the Company is East Brunswick Stuart LLC.

2.3 Principal Place of Business. The Company may locate its place of business at any place or places as the Board of Managers may deem advisable.

2.4 Registered Office and Registered Agent. The Company’s initial registered office shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the registered agent at such address shall be Corporation Service Company.

ARTICLE III

BUSINESS OF COMPANY

3.1 Permitted Businesses. The business of the Company shall be to carry on any other lawful business or activity in connection with the foregoing or otherwise, and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Act may have and exercise, subject to any contracts it has entered into.

ARTICLE IV

NAME AND ADDRESS OF MEMBER

4.1 Name and Address. The name and address of the sole Member is:

Name	Address
Pathmark Stores, Inc.	2 Paragon Drive, Montvale, NJ 07645

4.2 Member Has No Exclusive Duty to Company. The Member shall not be required to own the Company as its sole and exclusive function and it may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in other investments or activities of the Member or in the income or proceeds derived therefrom.

ARTICLE V

MANAGEMENT

5.1 Management.

(a) The business and affairs of the Company shall be managed by the Board of Managers. The Board of Managers shall consist of at least one individual. Each person serving on the Board of Managers is referred to herein as a “Manager” and shall, except to the extent otherwise provided herein, have all the powers of a “manager” under the Act. The Board of Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives. The Board of Managers may contract with or engage any employee of The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation, or any of its subsidiaries or Affiliates to do any of the foregoing. Unless authorized to do so by this Agreement, by the Act or by the Board of Managers, no employee, attorney-in fact or other agent shall have any power or authority to bind the Company. The current Board of Managers is comprised of the following three individuals who have been appointed by the Member: Brenda Galgano, William Moss and Allan Richards.

(b) One or more members of the Board of Managers may be removed by the Member at any time, with or without cause. Any Manager may resign at any time by providing written notice to the Member. Such resignation shall be effective upon receipt by the Member or, if later, at the time specified in such written notice of resignation. If one or more seats on the Board of Managers is vacant, or if at any time a vacancy is created for an additional Manager by the Member or if a vacancy arises due to the incapacity, death, removal or resignation of a Manager, then the Member shall fill the new position or designate a replacement for such Manager by a written action of such new election or replacement. The new or replacement Manager shall be deemed to be a Manager and shall have all authority, power and capacity accorded to a Manager of the Company. In addition, subject to the foregoing, in the absence of action by the Member in the event of a vacancy on the Board of Managers, the remaining Managers, although less than a quorum, may fill such vacancy by vote of a majority of such remaining Managers. Any temporary vacancy on the Board of Managers shall be filled only for the period of the incapacity, illness or absence of the Manager whose place on the Board of Managers is temporarily vacated.

(c) Meetings of the Board of Managers and any committee thereof shall be held at the principal offices of the Company or at such other place as may be determined by the Board of Managers or such committee. The actions taken by the Board of Managers or any committee at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Manager as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. A vote of the Board of Managers or any committee may be taken either in a meeting of the Managers thereof or by written consent so long as such consent is signed by at least the minimum number of Managers that would be necessary to authorize or take such action at a meeting of the Board of Managers or such committee. A meeting of the Board of Managers or any committee may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard. At least a simple majority of the Managers, present in person or represented by proxy, shall constitute a quorum at all meetings of the Board of Managers.

(d) The Board of Managers hereby appoints the officers of the Company as set forth below. The Board of Managers may delegate such duties to any such officers, employees, agents and consultants as the Board of Managers deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties; provided, however, that the Board of Managers may not delegate any of its duties and obligations under this Agreement and may not delegate any duties that are required to be exercised by the Member under the Act or any duties that a board of directors of a Delaware corporation is required to retain and exercise under the Delaware General Corporation Law. Each officer shall serve as such until the earlier of his or her death, resignation or removal by the Board of Managers, with or without cause.

Name	Officer Position(s)
Christopher McGarry	President
William Moss	Vice President & Treasurer
Michael Gualtieri	Vice President
Allan Richards	Vice President & Secretary
Joan Roensch	Assistant Secretary

(e) President. The President of the Company shall have the responsibility for managing the day-to-day business operations and affairs of the Company and supervising its other officers, subject to the direction, supervision and control of the Board of Managers. In general, the President shall have such other powers and perform such other duties as usually pertain to the office of the President of a corporation under Delaware law, including, without limitation, the authority to appoint and terminate officers of the Company and retain and terminate employees of the Company to whom the President may delegate his or her duties; provided, however, the President shall be subject to the power of the Board of Managers at any time or from time to time to withhold authority with respect to any matter or assign specific duties and responsibilities to him or her.

(f) Vice Presidents. The Board of Managers may from time to time appoint one or more Vice Presidents who shall have such powers and duties as may be assigned to him or her by the Managers or the President.

(g) Treasurer. The Treasurer shall have such powers and perform such duties as usually pertain to the office of Treasurer of a corporation under Delaware law. The Treasurer shall have custody of the Company’s funds and securities, shall keep full and accurate account of receipts and disbursements, shall have the authority to open bank accounts for the Company, deposit all monies and valuable effects in the name and to the credit of the Company in such depository or depositories as may be designated by the Board of Managers, and shall perform such other duties as may be assigned to him or her by the Board of Managers or the President.

(h) Secretary. The Secretary shall keep the minutes of all actions of the Member and the Board of Managers, and shall attend to the giving and service of all notices. The Secretary may sign with the Board of Managers, President or Treasurer all certificates representing Units of the Company, if any, and shall have charge of the transfer books, and other papers as the Board of Managers may direct. The Secretary shall perform such other duties as may be assigned to him or her by the Board of Managers or the President.

(i) Other Officers. The Board of Managers may from time to time appoint one or more Assistant Treasurer, Assistant Secretary or other officers who shall have such powers and duties as may be assigned to him or her by the Board of Managers or the President.

5.2 Bank Accounts. The Treasurer may, from time to time, authorize the opening of bank accounts in the name and on behalf of the Company. The Board of Managers shall determine who shall have the signatory power over such accounts; provided, the Treasurer shall have such signatory authority.

ARTICLE VI

STANDARD OF CARE AND

INDEMNIFICATION OF MEMBER. MANAGER AND OFFICERS

6.1 Standard of Care. Neither the Member nor the Board of Managers nor any officer shall be liable to the Company by reason of its or his actions in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct.

6.2 Indemnification of Member, Board of Managers and Officers. The Company shall, to the fullest extent to which it is empowered to do so by the Act or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that it, he or she is or was a Member, Manager, agent, officer, employee or other Person authorized by the Member or the Board of Managers to act on behalf of the Company against losses, damages, expenses (including attorneys fees), judgments, fines and amounts reasonably incurred by it, him or her in connection with such action, suit or proceeding.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBER

7.1 Limitation of Liability. The Member will not be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond the Member’s Capital Contributions.

7.2 Resignation. The Member may not voluntarily resign as a member of the Company without the appointment of a successor member or members.

ARTICLE VIII

CAPITAL STRUCTURE

8.1 Authorized Units. The Member’s membership interest in the Company shall be designated in Units. The Company is authorized to issue one class of Units designated as Common Units. The total number of Common Units which the Company is authorized to issue is 100 Units. The Member may increase the number of authorized Units and create additional classes and/or series of Units. In the event that the authorized number of Units available for issuance is increased pursuant to this Section 8.1, the Member shall indicate the total number of Units available for issuance with respect to any then existing class and/or series and any new class and/or series after giving effect to such approved increase.

8.2 Certificates Evidencing Units. The Company may, but is not obligated to, issue to the Member certificates specifying the Units of the Member. If a certificate for registered Units is issued and is lost or damaged, it may be replaced on production of the damaged certificate or on satisfactory proof of its loss together with such indemnity, if any, as may be required by the Company.

ARTICLE IX

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

9.1 Initial Capital Contribution. The Member shall contribute such amount as it determines, in its sole discretion, to contribute.

9.2 Additional Capital Contributions. The Member shall not be required to make any additional Capital Contributions.

9.3 Capital Account. Except as otherwise required in the Act (and subject to Sections 9.1 and 9.2), the Member shall not have any liability to restore all or any portion of a deficit balance in the Member’s Capital Account.

ARTICLE X

FINANCIAL MATTERS

10.1 Financial Reports. The Board of Managers may cause independent certified public accountants from time to time to be retained by the Company and to prepare (a) as of the end of each Fiscal Year of the Company, (b) as of the date of dissolution of the Company and (c) as of such additional dates as the Board of Managers or Treasurer may direct, in accordance with standard federal tax accounting principles consistently applied, appropriate unaudited financial statements showing the assets, liabilities, capital, profits, expenses, losses and recovered and unrecovered capital expenditures of the Company and a statement showing all amounts credited or debited to the Member’s Capital Account.

10.2 Fiscal Year. The Fiscal Year of the Company shall be fixed by the Board of Managers by resolution duly adopted, and, from time to time, by resolution duly adopted the Board of Managers may alter such fiscal year.

ARTICLE XI

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

11.1 Allocations of Net Profits and Net Losses and Distribution. The Net Profits and Net Losses of the Company shall be allocated and Distributable Cash shall be distributed as follows:

Member	Percentage
Pathmark Stores, Inc.	100%

Distributions of Distributable Cash shall be made by the Company to the Member at such times and in such amounts as the Board of Managers shall determine; provided, however, that cash distributions shall be made to the Member in order for the Member to pay any required federal, state or local taxes incurred as a result of the Net Profits allocated to the Member.

11.2 Loans to Company. Nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

11.3 Records and Reports. At the expense of the Company, the Member, the Board of Managers and the officers shall maintain records and accounts of all operations and expenditures of the Company.

11.4 Returns and Other Elections. The Board of Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and if other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Managers in its sole discretion.

ARTICLE XII

TRANSFER OF UNITS

12.1 Permitted Transfers. The Member shall be entitled to make a permitted transfer of all or any portion of its interests in the Company only upon satisfaction of each of the following conditions:

(a) such transfer does not require the registration or qualification of such interests pursuant to any applicable federal or state securities laws, rules and regulations; and

(b) such transfer does not result in a violation of applicable laws, rules and regulations.

ARTICLE XIII

DISSOLUTION AND TERMINATION

13.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) by written notice of the Member;

(ii) upon the bankruptcy or insolvency of the Member or occurrence of any other event which terminates the continued membership of the Member in the Company other than by transfer of all of the Member’s Units to another Person; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Dissolution of the Company shall be effective on the day on which an event occurs under Section 13.1(a), but the Company shall not terminate until a certificate of cancellation shall be filed with the Secretary of State of Delaware and the assets of the Company are distributed as provided in Section 13.2 below. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company shall continue to be governed by this Agreement.

13.2 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a certificate of cancellation shall be executed by one or more authorized persons, which certificate shall set forth the information required by the Act. A certificate of cancellation shall be filed with the Delaware Secretary of State to accomplish the cancellation of the Certificate of the Company upon the dissolution and completion of the winding up of the Company.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given when actually received. Any such notice, demand or communication may be given by mail, overnight courier, facsimile or electronic mail and shall be addressed to the Member at the address shown in Article IV, and/or to the Company and the Board of Managers at the principal office of the Company or to such other address as a party may from time to time designate by notice to the other parties.

14.2 Applicable Law. This Agreement, and the application of interpretation hereof, shall be subject to and is governed exclusively by its terms and by the laws of Delaware, and specifically the Act and the Certificate. In the event of a direct conflict between the provisions of the Act or the provisions of the Certificate, such provisions of the Act or the Certificate, as the case may be, will be controlling.

14.3 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.4 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

14.5 Waivers. The failure of any party to redress any violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.6 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.8 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective legal representatives, successors and assigns.

14.9 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

IN WITNESS WHEREOF, this Amended and Restated Operating Agreement of East Brunswick Stuart LLC is hereby executed as of the date first written above.

East Brunswick Stuart LLC

By:
Name:	CHRISTOPHER McGARRY
Title:	PRESIDENT